CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of PECO Energy Company on Form S-3 (File Nos. 33-31436, 33-59152, 33-49887, 33-43523, 33-54935, 333-27721), Form S-4 (File Nos. 33-53785, 33-53785-01,
33-60859, and 33-60859-01), and Form S-8 (File No. 33-30317) of our report dated
February 2, 1998, on our audits of the consolidated financial statements and financial statement schedules of PECO Energy Company and Subsidiary Companies as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, which report is included (or incorporated by reference) in this Annual Report on Form 10-K.



/s/ Coopers & Lybrand L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 9, 1997